Exhibit 10.16

PERSONAL & CONFIDENTIAL

January 11, 2013

Mr. Randy Clark

Dear Randy,

Congratulations! Mercury Payment Systems is pleased to offer you the position of SVP, Marketing, reporting to Matt Taylor, Chief Executive Officer. Subject to the background and employment verifications noted below, your employment with Mercury is anticipated to commence on February 25, 2013. While you will not be resident in our Durango or Denver offices, your commitment to spend agreed amounts of time in these offices is a critical expectation of your role.

This letter describes our general understanding concerning the terms of your employment with Mercury.

COMPENSATION AND BENEFITS

Base Pay

Your starting salary will be $9,791.66 (gross) per semi-monthly pay period. This is the equivalent of $235,000.00 per year. Your salary will be paid in accordance with the regular payroll practices of Mercury, subject to customary taxes and withholdings. Currently, pay day is twice a month, on the 10th and 25th.

Bonus Opportunity

In addition to your salary, you will also be eligible for an annual performance bonus. In your position as Chief Marketing Officer, your annual target bonus will be up to $100,000.00 for calendar year 2013, prorated for your actual period of employment. Your actual payout will be based upon your completion of specific objectives agreed upon by you and Matt Taylor.

Stock Option Incentives

We will recommend to the Board of Directors that they, at an upcoming regularly scheduled Board meeting, subject to the terms and conditions of the Mercury Payment Systems, LLC 2010 Unit Incentive Plan, approve an option agreement to be entered into approximately 90 days after the commencement of your employment with the company that will grant to you the right and option to purchase up to the unit equivalent of 30 basis points based on the current number of

10 Burnett Court, Suite 300 — Durango, Colorado, 81301 — (800) 846-4472 — Fax (970) 385-2722 — www.MercuryPay.com

units and options on units outstanding and subject to dilution for future issuances) in Mercury’s non-voting Class C member units at a strike price equal to the fair market value of Mercury on the date of grant. These options vest over time and in accordance with returns achieved by Mercury’s equity holders. That means you will not own the options or be able to exercise them until they are vested. You understand and agree that you are responsible for any tax consequences and tax liability for the options and any resulting membership units issued. The objective of issuing options is to optimize the profitability and growth of Mercury through incentives which are consistent with Mercury’s goals and which link and align the personal interests of employees to those of Mercury and to provide employees with an incentive for excellence in individual performance. The actual terms of your options will be governed solely by the option agreement issued to you following approval by the Board of Directors. We will additionally recommend to the Board of Directors that they authorize us (i) to extend the sixty (60) day option exercise period referenced in section 4(a) of the standard Option Agreement (following termination without cause) to twelve (12) months; and (ii) to extend the period in Section 7 of the Option Agreement during which termination without cause following a Change of Control (as defined in the Option Agreement) triggers acceleration of vesting from twelve (12) to eighteen (18) months.

You understand and agree that you are responsible for any tax consequences and tax liability for the options and any resulting membership units issued. The objective of issuing options is to optimize the profitability and growth of Mercury through incentives which are consistent with Mercury’s goals and which link and align the personal interests of employees to those of Mercury’s and to provide employees with an incentive for excellence in individual performance.

Termination Benefits

In the event you are terminated by Mercury without “Cause” or in the event you resign for “Good Reason”, you shall be entitled to receive:

1.	Severance. 6 months of your then current annual base salary as cash severance payable in a lump sum, subject to applicable taxes and withholdings.

2.	Acceleration of Vesting. An additional two (2) quarters of vesting on any unvested time based options held by you, subject to formal authorization by the Board of Directors, which authorization we will recommend.

The above termination benefits will be subject and pre-conditioned on your entering into and not revoking a standard form of waiver and release of claims in substantially the form provided by Mercury, which agreement shall include (without limitation) a mutual nondisparagement clause and a one year nonsolicit with respect to Mercury.

Bonus for Vehicle Purchase

In addition to your base salary, you will receive a one-time bonus of $15,000 to be applied toward the acquisition of a vehicle for use in Durango.

Housing Allowance

You will be reimbursed for expenses for hotel rooms in Durango for your first two months following your commencement of employment. Thereafter, you will be reimbursed for up to $1,600 per month for rent expenses.

Travel

Performing your job requirements will require substantial time spent in both the company’s Durango and Denver offices. The specific amount of time will be agreed by you and Matt Taylor and reset every 6 months following your commencement of employment. Initial requirements will be at least twelve (12) business days per month. To address such requirements, the company will pay directly for coach fare for flights from your home to Denver and Durango to allow for such time in the respective offices.

Other Benefits

Mercury also offers a competitive benefits package, which currently includes medical, dental and vision coverage, life insurance, and disability coverage, for which you will be eligible on the first day of the month following 60 days of employment. Mercury also provides paid vacation and sick time for eligible employees. Members of the Executive Team do not accrue vacation or sick time but may take time off when and as needed in balance with their workload and needs of Mercury.

COBRA Reimbursement

Mercury will reimburse your monthly COBRA premium expense up to $1,008.00 for up to two months prior to your eligibility to join the Mercury medical plan. This amount is equal to the cost Mercury pays for medical benefits for Mercury employees.

At-Will Employment

Your employment with Mercury will at all times be “at-will.” This means that notwithstanding anything previously stated to you or in any writing provided to you, you or Mercury can terminate your employment at any time, without notice, procedure or formality, and without cause.

Conditions of Employment

This offer of employment and the other commitments made in this letter are conditioned on your successful completion of background and credit verifications, and your ability to satisfactorily provide proof of your right to work in the United States.

When you arrive on your first day, please park in a visitor spot until we are able to get you a parking pass. Please bring appropriate identification with you on your first day so that HR may complete the required I-9 form (which proves your eligibility to work in the U.S.). Most common I.D. is a drivers license and social security card or birth certificate OR a passport. HR has a complete list of accepted forms of I.D. for your use.

Randy, we hope that you are as excited as we are about the prospect of your new role at Mercury Payment Systems. We believe that you will find working at Mercury to be a fun, challenging and rewarding experience.

Welcome to Mercury!

Sincerely,

MERCURY PAYMENT SYSTEMS, LLC

/s/ Matt Taylor
Matt Taylor
Chief Executive Officer

I, /s/ Randall Clark, accept the terms of this offer with Mercury Payment Systems.

   (Your signature)

February 25, 2013
Date

Definitions

For all purposes of this offer letter, “Cause” shall have the meaning given to such term in your option agreement.

For all purposes of this offer letter, “Good Reason” shall mean any of the following without Employee’s consent except if resulting from a Cause event:

1.	Greater than 10% reduction in the Employee’s Base Salary as in effect immediately prior to such reduction unless such reduction occurs in connection with an across-the-board reduction in base salaries of other similarly situated employees; or

2.	A material diminution of Executive’s authority, duties or responsibilities with the Company, provided, however, that a change in duties during the normal course of business that in and of itself does not adversely impact Executive’s status as an executive at the Company shall not be a “material diminution”; or

3.	Material uncured breach by Mercury of the terms of the offer letter received by Employee from Mercury; or

4.	Failure of Mercury to obtain the agreement of a successor company to assume the terms of Employee’s offer letter.

Employee shall give Mercury written notice describing the Good Reason event in reasonable detail within ten (10) days of his actual knowledge of the occurrence of the Good Reason event. Mercury shall have thirty (30) days after its receipt of written notice to reasonably cure the event or condition cited in the written notice so that Good Reason will have not formally occurred as a result of the event in question until such cure period has expired. A termination of employment due to Good Reason shall occur no later than ten (10) days after the expiration of such cure period or on notification by Mercury that it does not intend to cure, whichever is earlier. For purposes of notice under this paragraph, if Employee’s authority, responsibility or duties are materially diminished incrementally over a period of time (not to exceed twelve months), the “event” shall be deemed to occur when such reduction, in the aggregate, becomes material.

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